UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
January 20, 2015

.

ESPEY MFG & ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	001-04383 (Commission File Number)	14-1387171 (IRS Employer Identification No.)

233 Ballston Avenue, Saratoga Springs, New York 12866 (Address of principal executive offices)

(518) 584-4100 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Company has announced the appointment of Patrick Enright, Jr. as President and Chief Executive Officer effective February 1, 2015.

Mr. Enright, age 53, had been employed by DRS Technologies, a defense industry contractor, since May 2010, first as Vice President of Programs and most recently as Vice President of Strategic Planning. In such positions he was responsible for programs involving state of the art power distribution and conversion equipment, and strategic planning associated with maritime and combat support defense systems.

Prior thereto he held several other executive positions in which he was responsible for government procurement and defense industry product development, including a tenure with Northrop Grumman Sperry Marine from 1999 to 2006.

Incidental to his appointment, the Company entered an Employment Agreement with Mr. Enright for a term of three years, automatically extending to a fourth year unless either party gives contrary notice to the other at least 60 days prior to February 1, 2018. Mr. Enright is entitled to a base salary of $240,000, subject to annual review (but with no decrease) by the Board.

In addition, Mr. Enright is entitled to an annual performance-based cash bonus to be comprised of three components, with the maximum aggregate amount payable not to exceed his annual base salary. The first component is purely discretionary based upon an annual performance assessment and may not exceed $75,000. The second component is based upon an increase in operating earnings over the prior fiscal year and may not exceed $100,000. The third component is based an increase in sales plus backlog over the prior fiscal year and may not exceed $100,000. In order to be eligible for the bonus compensation for a fiscal year ending June 30, Mr. Enright must be employed on December 31 following such year. For the fiscal year ending June 30, 2015, Mr. Enright will be entitled to only the first component of the bonus plan and the amount payable will not be less than $25,000. The foregoing bonus plan is comparable to the plan in effect for Mr. Enright’s predecessor and the Board has agreed with Mr. Enright to reconsider its terms prior to the fiscal year beginning July 1, 2015.

If Mr. Enright’s employment is terminated without cause, he is entitled to severance pay equal to six months of his base salary.

Mr. Enright’s Employment Agreement provides for the grant to him of options to acquire 10,000 shares of the Company’s common stock. He is also entitled to certain relocation benefits incidental to assuming his new employment which may not exceed $100,000 in the aggregate.

The Board has also designated Mr. Enright to fill a vacancy on the Board as a Class B Director. He will stand for re-election for the remaining term of the current Class B Directors at the Company’s 2015 Annual Meeting. Mr. Enright will receive no additional compensation as a Director of the Company.

The Board determined that Mr. Enright’s career growth in various executive capacities with increasing responsibilities in strategic planning, program development, and systems and solutions for major defense contractors not only qualified him to be the Company’s President and Chief Executive Officer, but would also provide a major asset to the Board in its oversight of the development and expansion of the Company’s core business in defense industry power supply products.

2

Item 8.01	Other Events

On January 20, 2015, Espey Mfg. & Electronics Corp. issued a press release announcing the appointment of Patrick Enright, Jr, as President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this report. The information in this report shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act), as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit No.	Document
10.15	Employment Agreement dated January 6, 2015 with Patrick Enright, Jr.
99.1	Press Release dated January 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2015		ESPEY MFG. & ELECTRONICS CORP.
	By:	/s/ Katrina Sparano
Katrina Sparano Interim Principal Financial Officer and Assistant Treasurer

3